UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

SCOTT’S LIQUID GOLD-INC.

(Exact name of Registrant as specified in its charter)

Colorado	001-13458	84-0920811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver, CO	80239
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 373-4860

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, the board of directors (the “Board”) of Scott’s Liquid Gold-Inc. (the “Company”) increased the size of the Board from five members to six members.  The Board elected Sharon D. Garrett to fill the vacancy created by the increase in the number of Board members to serve until the next meeting of shareholders when directors will be elected.

Sharon Garrett is a management consultant, providing advisory services, primarily to private equity companies, regarding acquisitions, divestitures, and operational process improvements. From 2007 to 2013, Ms. Garrett served as Executive Vice President for American Medical Response, the nation’s leading medical transportation company. Prior relevant experience includes, among other things: serving as Executive Vice President for Enterprise Services at PacifiCare Health Systems, a Fortune 200 managed care/health insurance company, from 2002 to 2006; and providing interim executive management expertise to companies in various industries, including technology, insurance, real estate, health care, and online education from 2000 to 2002.

Ms. Garrett served as Chief Information Officer of The Walt Disney Company from 1989 to 2000. She was responsible for all domestic and international information technology operations.  As Chief Information Officer, she managed telecommunications, data center operations, and all business applications supporting the entertainment company, including: hotel and theme park operations, cruise lines, television and radio broadcasting, cable networks, internet businesses, film/video production and distribution, retail sales of Disney consumer products, product licensing (including overseas manufacturing), and distribution.  Ms. Garrett also led the integration activities for various businesses acquired by Disney, including ABC and ESPN.

The Board believes Ms. Garrett brings deep experience and expertise with respect to management matters, operational process improvement and technology innovation, including in the specific context of acquisitions and divestitures.

Ms. Garrett holds a doctorate and a master’s degree in public health, as well as a bachelor’s degree in economics, all from UCLA.  She serves on the board of directors and audit committee of Ross Stores, Inc., a Fortune 500 company and the largest off-price apparel and home fashion chain in the United States.  She also serves in an advisory capacity for the UCLA Anderson Graduate School of Management, Global Access Program.

Item 8.01 Other Events.

The Company has adopted a minimum stock ownership requirement for the independent members of the Board.  Each director must hold the number of shares of common stock equal in value to at least the annual cash compensation of such director, determined as of September 19, 2013.  Directors have three years within which to acquire such number of shares (including such number of shares to reflect any increase in cash compensation that occurs during such three year period).  In the event the cash compensation of directors is increased after such three year period, directors will have an additional year to raise their ownership to reflect the increased amount of compensation, using the closing price on the day of approval of such compensation increase.  Future directors will have three years within which to satisfy initial stock ownership requirements and thereafter, one year to increase their ownership following any increase in cash compensation to directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date: February 27, 2014	/s/ Barry J. Levine
By: Barry J. Levine
Chief Financial Officer, Chief Operating Officer and Treasurer